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                                                                 EXHIBIT 3(i)(b)

                             AMENDED AND RESTATED

                           ARTICLES OF INCORPORATION

                                      OF

                              CRITICAL PATH, INC.

     The undersigned, Douglas T. Hickey and David A. Thatcher, certify that:

     1. They are the duly elected President and Secretary, respectively, of Critical Path, Inc., a California corporation.

     2. The Articles of Incorporation of this corporation are amended and restated to read in full as follows:

                                   ARTICLE I

                                     NAME
                                     ----

     The name of this corporation is Critical Path, Inc. (hereinafter, the "Corporation").

                                  ARTICLE II

                                   PURPOSES
                                   --------

     The purpose of the Corporation is to engage in any lawful act or activity for which a Corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                  ARTICLE III

                                     STOCK
                                     -----

     This Corporation is authorized to issue two classes of stock to be designated respectively, Common Stock ("Common Stock") and Preferred Stock ("Preferred Stock"). The total number of shares of capital stock which the Corporation is authorized to issue is One Hundred Fifty-Five Million (155,000,000) shares, of which One Hundred Fifty Million (150,000,000) shares shall be Common Stock, and Five Million (5,000,000) shares shall be Preferred Stock. Both the Common Stock and the Preferred Stock shall have par value of $0.001 per share.

     The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation (the "Board of Directors") is expressly authorized, within the limitations and restrictions stated in this Amended and Restated Articles of Incorporation, to

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provide for the issue, in one or more series, of all or any of the remaining shares of the Preferred Stock, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designations, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such shares and as may be permitted by the General Corporation Law of California. The Board of Directors is also expressly authorized (unless forbidden in the resolution or resolutions providing for such issue) to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series of Preferred Stock subsequent to the issue of shares of that series. In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

                                  ARTICLE IV

     The holder of each share of Common Stock shall have the right to one vote, and shall be entitled to notice of any shareholders' meeting in accordance with the Bylaws of this Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law. No action required to be taken by the shareholders of the Corporation may be taken by written consent.

                                   ARTICLE V

                            LIABILITY OF DIRECTORS
                         AND INDEMNIFICATION OF AGENTS
                         -----------------------------

     A. Limitation on Directors' Liability. The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

     B. Indemnification of Corporate Agents. The Corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California General Corporation Law) through bylaw provisions, agreements with agents, vote of shareholders or disinterested directors or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California General Corporation Law, subject only to the applicable limits set forth in Section 204 of the California General Corporation Law with respect to actions for breach of duty to the Corporation and its shareholders.

     C. Repeal or Modification. Any repeal or modification of the foregoing provisions of this Article V by the shareholders of the Corporation shall not adversely affect any right or protection of an agent of the Corporation existing at the time of such repeal or modification.

          3. The foregoing amendment of the Articles of Incorporation has been duly approved by the Board of Directors.

          4. The foregoing amendment of the Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Sections 902 and 903 of the

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California Corporations Code. The total number of outstanding shares of Common
Stock of the Corporation is _________. The total number of outstanding shares of Series A Preferred Stock of the Corporation is __________. The total number of outstanding shares of Series B Preferred Stock of the Corporation is __________. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required under the law and the Articles of Incorporation in effect at the time of this amendment was more than 50% of the outstanding Common Stock and more than 50% of the outstanding Preferred Stock, each voting separately as a class.

     I further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of my own knowledge.

     Dated:  January __, 1999

                                        ---------------------------------------
                                              Douglas T. Hickey, President


                                        ---------------------------------------
                                              David A. Thatcher, Secretary

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